Exhibit 5.1
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
(615) 742-6200
November 10, 2010
AmSurg Corp.
20 Burton Hills Boulevard
Nashville, Tennessee 37215
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) relating to the AmSurg Corp. 2006 Stock Incentive Plan, as amended (the “Plan”), to be filed by you with the Securities and Exchange Commission, covering 158,205 additional shares of common stock, no par value (the “Shares”), issuable pursuant to the Plan.
     In so acting, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.
     Based upon the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Bass, Berry & Sims PLC